UNIVERSAL COMPRESSION REPORTS FISCAL SECOND QUARTER RESULTS

COMPANY REPORTS 11 PERCENT INCREASE IN REVENUES; 23 PERCENT INCREASE IN EBITDA

HOUSTON, NOVEMBER 7, 2000 -- UNIVERSAL COMPRESSION HOLDINGS, INC. (NYSE: UCO), a leading provider of natural gas compression services, today reported increased total revenue, EBITDA (as defined below) and net income for the fiscal 2001 second quarter ended September 30, 2000. Total revenue for the quarter was $38.9 million, compared with $35.0 million in the year earlier period, an increase of
11.1 percent. EBITDA increased 23 percent to $16.7 million from $13.5 million for the same period last year. Net income was $1.8 million for the quarter, or 13 cents per share, compared to a loss of $1.6 million in the second quarter of last year. In the first fiscal quarter of this year Universal completed an initial public offering of equity and a concurrent with the refinancing of its debt facilities.

The improved performance was driven by a 21 percent increase in rental revenue, which totaled $28.7 million compared with $23.7 million in the year ago period. This revenue growth reflects an increase in Universal's available horsepower from an average of 600,000 during the quarter a year ago to an average of 697,000 for the quarter just ended. Revenues from fabrication and parts sales for the quarter totaled $10.2 million versus $11.3 million in the year earlier period. The difference in fabrication revenues is primarily related to the timing of completion and shipment of orders between the two quarters. Total margin contribution from fabrication was approximately the same for each period.

Underlying the improvement in rental revenues was an improvement in gross rental margin and an increase in the Company's average horsepower utilization rate from 79 percent for the same period a year ago to 86 percent during the quarter. These improvements helped to increase EBITDA as a percentage of total revenues over the second quarter of last year. EBITDA is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization.

The Company also benefited from the acquisition of Gas Compression Services, Inc. (GCSI) in the middle of September. GCSI added approximately $1.1 million of revenues and $0.6 million of EBITDA to Universal's results for the quarter. The quarter included 15 days of contribution from GCSI.

"This was a very successful quarter for us," said Universal Compression's President and Chief Executive Officer, Stephen A. Snider. "We grew the size of our rental fleet approximately 200,000 horsepower since the end of last year's second quarter, while improving margins and increasing utilization of our equipment. At the end of September we had 810,000 horsepower in our compression rental fleet and another 165,000 of managed horsepower. The strong demand for natural gas is continuing to increase the demand for gas compression services both in the US and internationally.

"Universal's international operations continued to perform well as revenues increased 30 percent from the year earlier period. International rental revenues totaled $4.3 million in the second quarter of fiscal 2001, compared with $3.3 million in the same quarter last year, and represented 11% of total revenues. International demand for compression services is strong," added Mr. Snider.

With the strong customer demand for gas compression, the Company plans to continue its internal growth and will invest approximately $95 million on capital expenditures this fiscal year, not including acquisitions such as GCSI or the pending merger as described below. The Company will soon begin its first compression service project in Mexico. The project will involve 10,000 horsepower to be started by December 1. Fabrication and sales has continued to experience strong demand, as the backlog in this area is $26.8 million, up from $5.2 million in the second quarter of last year.

On October 24, 2000, the Company announced the signing of an agreement to acquire substantially all of the assets of Weatherford Global Compression (WGC), the gas compression services division of Weatherford International. The combination will create the second largest natural gas compression services provider with an aggregate of approximately 1,800,000 horsepower. Consideration for WGC includes 13.75 million shares of the Company's common stock, which will represent approximately 48% of the outstanding shares of the combined company, and the assumption of WGC's debt and operating leases. The transaction is subject to approval by the Company's stockholders, regulatory approval, financing conditions, and other customary closing conditions.

Universal will host a conference call at 9:00 am Central Standard Time, 10:00 Eastern Standard Time, on November 7 to discuss results from the second quarter as well as other corporate matters. Persons wishing to participate may do so by dialing 703-871-3029 approximately five minutes before the designated start time. A replay of the call will be available through November 14 at 12:00 midnight Eastern Time by dialing 703-925-2435 code 4734051.

A spokesperson for Universal Compression Holdings indicated that the conference call will be simultaneously broadcast over the internet to provide interested persons the opportunity to listen to it live. The call will also be archived for one week to provide an opportunity to those unable to listen to the live broadcast. Both the live broadcast and replay of the archived version are free of charge to the user.

Persons wishing to listen to the conference call live may do so by logging on to www.vcall.com <http://www.vcall.com> approximately 15 minutes prior to the designated start time and following the directions provided there including entering Universal Compression (UCO) in the box located at the top of the web page. This will allow time to install any software needed to access the call.
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The entire conference call will be archived at www.vcall.com
<http://www.vcall.com> through November 14.


Statements about Universal Compression Holdings' outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal Compression Holdings' control, which could cause actual results to differ materially from such statements. While Universal Compression Holdings believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are actual capital expenditures, successful completion of growth and service projects and proposed acquisitions and integration of recent acquisitions. These risk factors, when applicable, are discussed in Universal Compression Holdings' filings with the Securities and Exchange Commission, copies of which are available to the public. Universal Compression Holdings disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                            THREE MONTHS      THREE MONTHS        SIX MONTHS        SIX MONTHS
                                                                ENDED             ENDED              ENDED             ENDED
                                                             SEPTEMBER 30,     SEPTEMBER 30,      SEPTEMBER 30,     SEPTEMBER 30,
                                                                 2000             1999               2000               1999
                                                             -------------     -------------      -------------     -------------
Revenues:
       Rentals                                                  $28,681          $ 23,675           $ 54,955           $ 46,863
       Sales                                                     10,131            11,255             18,401             21,874
       Other                                                         41                58                257                 59
                                                                -------          --------           --------           --------
            Total revenues                                       38,853            34,988             73,613             68,796

Costs and expenses:
       Rentals, exclusive of depreciation
            and amortization                                      9,903             8,502             18,873             17,104
       Cost of sales, exclusive of depreciation
            and amortization                                      8,480             9,648             15,028             18,750
       Depreciation and amortization                              6,679             6,061             14,177             11,678
       Selling, general and administrative                        3,769             4,116              7,224              8,654
       Operating lease                                            1,995              --                2,684               --
       Interest expense                                           5,221             8,500             13,225             16,446
       Non-recurring charges                                       --                --                7,059               --
                                                                -------          --------           --------           --------
            Total costs and expenses                             36,047            36,827             78,270             72,632
                                                                -------          --------           --------           --------
Income (loss) before income taxes and
     extraordinary items                                          2,806            (1,839)            (4,657)            (3,836)

Income taxes (benefit)                                            1,053              (261)            (1,746)            (1,020)
                                                                -------          --------           --------           --------
       Income (loss) before extraordinary items                 $ 1,753          $ (1,578)          $ (2,911)          $ (2,816)
                                                                =======          ========           ========           ========
       Extraordinary loss, net of $3,759
            income tax benefit                                     --                --                6,264               --
                                                                -------          --------           --------           --------
       Net income (loss)                                        $ 1,753          $ (1,578)          $ (9,175)          $ (2,816)
                                                                =======          ========           ========           ========
Weighted average common and common
     equivalent shares outstanding:
       Basic                                                     13,504              --               11,173               --
                                                                -------          --------           --------           --------
       Diluted                                                   13,881              --               11,173               --
                                                                -------          --------           --------           --------
Earnings per share - basic:
       Income (loss) before extraordinary items                 $  0.13          $   --             $  (0.26)          $   --
       Extraordinary loss                                          --                --                (0.56)              --
                                                                -------          --------           --------           --------
       Net income (loss)                                        $  0.13          $   --             $  (0.82)          $   --
                                                                =======          ========           ========           ========
 Earnings per share - diluted:
       Income (loss) before extraordinary items                 $  0.13          $   --             $  (0.26)          $   --
       Extraordinary loss                                          --                --                (0.56)              --
                                                                -------          --------           --------           --------
       Net income (loss)                                        $  0.13          $   --             $  (0.82)          $   --
                                                                =======          ========           ========           ========

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                         UNAUDITED SEGMENTED INFORMATION
                                 (IN THOUSANDS)

                                                       THREE          THREE
                                                      MONTHS          MONTHS
                                                       ENDED          ENDED
                                                    SEPTEMBER 30,  SEPTEMBER 30,
                                                       2000           1999
                                                     -------         -------
Revenues
       Domestic Rental and Maintenance               $24,396         $20,351
       International Rental and Maintenance            4,286           3,324
       Engineered Products                             8,318           8,909
       Corporate and Other                             1,853           2,404
                                                     -------         -------
           Total                                     $38,853         $34,988

Gross Margins
       Domestic Rental and Maintenance               $15,525         $12,816
       International Rent                              3,254           2,358
       Engineered Products                             1,363           1,157
       Corporate and Other                               253             479
                                                     -------         -------
           Total                                     $20,395         $16,810

Selling, General, and Administrative                 $ 3,769         $ 3,291
SG&A % of Revenue                                        9.7%            9.4%

EBITDA                                               $16,701         $13,546
EBITDA % of Revenue                                     43.0%           38.8%

Margin percent
       Domestic Rent                                    63.6%           63.0%
       International Rent                               75.9%           70.9%
       Fabrication                                      16.4%           13.0%
           Other                                        13.7%           19.9%
                                                     -------         -------
       Total                                            52.5%           48.0%

EBITDA is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization.